UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FPI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2021, the Board of Directors (the “Board”) of Farmland Partners Inc. (the “Company”) increased the size of the Board from six to seven directors and appointed Murray R. Wise as a director, effective immediately, to fill the vacancy created by the increase in the number of directors. Mr. Wise will serve until the Company’s 2022 annual meeting of stockholders or until his successor is duly elected and qualifies.

Mr. Wise has served as the Chairman and Chief Executive Officer of Murray Wise Associates LLC (“Murray Wise Associates”), a farmland brokerage, auction and management business, since 2010. Mr. Wise will continue to serve as the Chief Executive Officer of Murray Wise Associates following the acquisition of Murray Wise Associates by FPI Agribusiness Inc., a wholly owned subsidiary of the Company (“FPI Agribusiness”). Mr. Wise holds an undergraduate degree from Iowa State University and a Masters of Business Administration from the University of Illinois.

Mr. Wise will receive no separate compensation for his service as a director. The Company has entered into an indemnification agreement with Mr. Wise in connection with his appointment to the Board, which is in substantially the same form as that entered into with the executive officers and other directors of the Company. Other than the acquisition of Murray Wise Associates by the Company described below, neither Mr. Wise nor any member of his immediate family has or had a direct or indirect interest in any transaction in which the Company or any of its subsidiaries is or was a participant that would be required to be disclosed under Item 404(a) of Regulation S-K. Mr. Wise will not be an independent director within the meaning of the New York Stock Exchange (“NYSE”) listing standards and will not appointed to any committees of the Board.

Item 7.01.	Regulation FD Disclosure.

On November 15, 2021, the Company issued a press release announcing the appointment of Mr. Wise to the Board and the transaction contemplated by the Purchase Agreement (as defined below). A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

On November 15, 2021, the Company and FPI Agribusiness, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Murray Wise Associates, the members of Murray Wise Associates and Mr. Wise, in his capacity as the seller representative (collectively, the “Murray Wise Parties”), pursuant to which it acquired all of the assets of Murray Wise Associates and pursuant to which Murray Wise Associates would become a wholly owned subsidiary of FPI Agribusiness. Pursuant to the Purchase Agreement, the total consideration for the acquisition was $8,000,000, comprised of both cash and the issuance of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to the Murray Wise Parties, less certain specified expenses. As partial consideration for the acquisition, the Company will issue an aggregate of 248,734 shares of Common Stock to the Murray Wise Parties at a price of $12.61 per share, which was the 10-day volume weighted average price per share of the Common Stock on the NYSE as measured on November 15, 2021. The shares of Common Stock will be issued within three business days of November 15, 2021. Two-thirds of the shares of Common Stock issued will be subject to forfeiture to the extent necessary to satisfy potential indemnification claims for a period of six months following the closing. The acquisition includes approximately $3.8 million in net current assets. In addition, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of shares issued in the acquisition within six months after the closing date. Also, the Company has entered into an incentive compensation agreement providing for the issuance of up to $3,000,000 in shares of Common Stock for the benefit of current and prospective Murray Wise Associates employees aside from Mr. Wise, the receipt of which is tied to achieving certain profitability and asset under management objectives within three years following the closing of the transaction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1*	Press release dated November 15, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: November 16, 2021	By:	/s/ Luca Fabbri
Luca Fabbri
President